Exhibit 10.04a

MONRO MUFFLER BRAKE, INC.

RETIREMENT PLAN

Amendment No. 1 to April 1, 2013 Restatement

Pursuant to Section 11.1, Monro Muffler Brake, Inc. hereby amends the Monro Muffler Brake, Inc. Retirement Plan, effective June 26, 2013, by deleting Section 1.40 and substituting the following in its place:

1.40“Spouse” or “Surviving Spouse” means a person to whom a Participant is married under applicable law.  Effective June 26, 2013, the term “spouse” or “surviving spouse” includes an individual married to a person of the same sex if the individuals are lawfully married under state law.  A marriage of same-sex individuals that was validly entered into in a state whose laws authorize the marriage of two individuals of the same sex will be recognized even if the married couple is domiciled in a state that does not recognize the validity of same-sex marriages.  The term “spouse” or “surviving spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state, and the term “marriage” does not include such formal relationships.  For purposes of this Section, the term “state” means any domestic or foreign jurisdiction having the legal authority to sanction marriages.

IN WITNESS WHEREOF, the Employer has caused its duly authorized officer to execute this Amendment on its behalf this 27th day of October, 2014.

MONRO MUFFLER BRAKE, INC.
By:	/s/ Catherine D’Amico
Title:	Chief Financial Officer